Exhibit 10.3

SERIES A/B WARRANT AMENDMENT

APPLIED UV, INC.

THIS AMENDMENT (this “Amendment”), dated as of March 27, 2024, to those certain (i) Series A Warrants to Purchase Common Stock, issued by Applied UV, Inc. (the “Company”) on November 16, 2023 (the “Series A Warrants”) and Series B Warrants to Purchase Common Stock issued by the Company on November 16, 2023 (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”), each representing a right to purchase from the Company shares of Common Stock of the Company (the “Warrant Shares”), is entered by and between the Company and the undersigned (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Warrants.

WHEREAS, the Holder, as of the date of this Amendment, is the holder of those Warrants described on Exhibit A;

WHEREAS, the Holder and the Company desire to amend the Warrants;

WHEREAS, pursuant to Section 5(l) of each of the Warrants, each such Warrant can be modified or amended or the provisions thereof waived with the written consent of the holders of a majority in interest of the Warrant issued and outstanding (the “Required Holders”) and the Company; and

WHEREAS, the Company has notified the Holder that the Required Holders have consented to the amendments provided herein.

WHEREAS, reference is hereby made to those certain Warrants (the “Common Warrants”) to Purchase Common Stock contemplated to be issued by the Company pursuant to that certain Securities Purchase Agreement dated as of March 27, 2024 by and among the Company and the purchasers party thereto, which Warrants are identified in such Securities Purchase Agreements as “Common Warrants”.

NOW THEREFORE, the Holder and the Company agree as follows:

Section 1. Warrant Amendments. If and only if the Company obtains the Shareholder Approval (as defined in the Common Warrants), each of the Warrants is hereby amended as follows:

(a)	Section 1 of each Warrant is amended to add the following definitions:

1)	“Common Warrants” means those certain Warrants to Purchase Common Stock contemplated to be issued by the Company pursuant to that certain Securities Purchase Agreement dated as of March 27, 2024 by and among the Company and the purchasers party thereto, which Warrants are identified in such Securities Purchase Agreements as “Common Warrants”.

2)	“Exercise Date” means the date that some or all of this Warrant is exercised pursuant to the provisions of this Warrant.

3)	“Issuance Date” means November 16, 2023, the date that this Warrant was issued by the Company.”

(b)	Section 3(b) of each Warrant is amended and restated in its entirety as follows:

b) Adjustment Upon Issuance of shares of Common Stock. If, at any time while this Warrant is outstanding (such period, the “Adjustment Period”), the Company issues, sells, enters into an agreement to sell, or grants any option to purchase, or sells, enters into an agreement to sell, or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition), or, in accordance with this Section 3(b), is deemed to have issued or sold, any shares of Common Stock or Common Share Equivalents (excluding any Excluded Securities (as defined below) issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then simultaneously with the consummation (or, if earlier, the announcement) of such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant on the Issuance Date for the Warrant Shares then outstanding shall remain unchanged. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued shares of Common Stock or share of Common Stock Equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised. “Excluded Securities” means any issuance of shares of Common Stock, restricted share units, Options and/or Convertible Securities (i) under the Company’s current or future equity incentive plans or issued to employees, directors or officers as compensation or consideration in the ordinary course of business, including any issuance of Options (and the underlying shares of Common Stock) in exchange for Options issued under the Company’s equity incentive plans, (ii) issued pursuant to agreements, Options, restricted share units, Convertible Securities or Adjustment Rights (as defined below) existing as of the date hereof, (iii) issued pursuant to acquisitions (whether by merger, consolidation, purchase of equity, purchase of assets, reorganization or otherwise), mergers, consolidations, reorganizations or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business complementary with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith or (iv) to which a majority-in-interest of Holders of the Warrants consent in writing. “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 3(b)) of shares of Common Stock (other than rights of the type described in Sections 3(a) through (e)) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights). For all purposes of the foregoing, the following shall be applicable:

(c)	The first sentence of Section 3(b)(iv) of each Warrant is hereby amended:

1)	to add the words “(the “Adjustment Period”)” after the words “…during the five Trading Day period …” and prior to the words “…immediately following the public announcement…”

2)	to add the words at the end of such sentence “and if this Warrant is exercised on any given Exercise Date during any such Adjustment Period, the Holder may elect to earlier end the Adjustment Period (including, solely with respect to such portion of this Warrant exercised on such applicable Exercise Date).”

(d)	Any and all references to “this Section 3(e)” or “this Section 3(f)” (and/or any subsections thereof) contained in Section 3(b) (or any subsection) of each Warrant shall be amended instead to refer to “this Section 3(b)”.

(e)	Section 3 of each Warrant is hereby amended to add the following subsection as a new subsection (l) at the end of such section:

(l) Shareholder Approval Adjustment. Effective immediately following receipt of the Shareholder Approval (as defined in those certain Common Warrants), (1) the Exercise Price shall be reduced to the lower of the then existing Exercise Price of the Common Warrants and $0.78 (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Securities Purchase Agreement, and subject to further adjustment herein), and (2) the number of Warrant Shares issuable upon exercise of this Warrant hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price on the Issuance Date for the Warrant Shares then outstanding.

Section 3. Representations and Warranties. The Holder hereby represents and warrants to the Company as follows: (a) the Holder is the holder of record of those Warrants described on Exhibit A; (b) the execution, delivery and performance of this Amendment by the Holder has been duly and validly authorized by all necessary action on the part of the Holder; (c) the Holder has all requisite power, authority, and legal capacity to execute and deliver this Amendment; (d) this Amendment, when executed and delivered by the Holder, will constitute the legal, valid, and binding obligations of the Holder and will be enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and by the availability of equitable remedies.

Section 4. Miscellaneous.

(a)  This Amendment shall be effective as of the date hereof. With respect to (i) all other Series A Common Warrants issued by the Company on November 16, 2023 not governed by this Amendment and (ii) all other Series B Common Warrants issued by the Company on November 16, 2023 not governed by this Amendment (the “Other Warrants”), this Amendment shall also be effective as of the date hereof, as the Company has received amendments substantially identical in form and substance to this Amendment duly executed and delivered by the Company and the holders of a majority in interest of the Warrants issued and outstanding, which together with the Holder represent the required holders necessary to amend the Warrant and the Other Warrants. For the avoidance of down, while this Amendment is effective as of the date hereof, the amendments to the Warrants contemplated in Section 1 hereof shall only become effective, and the Warrants shall only be amended hereunder, upon receipt by the Company of the Shareholder Approval (as defined in the Common Warrants).

(b)  Except as set forth herein, the Warrants shall remain in full force and effect and shall represent, as of the date hereof, the right to purchase that number of Warrant Shares set forth on Exhibit A. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Amendment may also be executed and delivered by a facsimile or pdf, which shall be deemed an original.

(c) The Company acknowledges and agrees that the obligations of the Holders under this Amendment are several and not joint with the obligations of any other holder or holders of Warrants (each, an “Other Holder”) under any other agreement related to the amendment of the Warrants (“Other Warrant Amendment Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Amendment Agreement. Nothing contained in this Amendment, and no action taken by the Holders pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment or any Other Warrant Amendment Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof, that none of the terms offered to any Other Holder with respect to any Other Warrant Amendment Agreement (or any amendment, modification or waiver thereof) relating to Warrants, is or will be more favorable to such Other Holder than those of the Holder and this Amendment unless such terms are concurrently offered to the Holder. If, and whenever on or after the date hereof until thirty (30) days after the date hereof, the Company enters into an Other Warrant Amendment Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Amendment shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Amendment Agreement (including the issuance of additional Warrant Shares), provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Amendment shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each such Other Warrant Amendment Agreement.

(d) Each party to this Amendment shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment.

(e) All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by Section 5(e) of the Warrants.

(f) Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.

(g) This Amendment, the Warrants and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. This Amendment, the Warrant and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(h) This Amendment shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

APPLIED UV, INC.

By:
Name:
Title:

[Signature Page to Warrant Amendment]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature page to this Amendment to be duly executed as of the date first written above.

HOLDER

By:
Name:
Title:

[Signature Page to Warrant Amendment]

EXHIBIT A

Holder	Warrant	Warrant Shares (as of March 27, 2024)	Exercise Price per Warrant Share (as of March 27, 2024